EXHIBIT 10.6

GRANT NOTICE

Special Retention Stock Units

[recipient name]

You have been granted Special Retention Stock Units (SUs) of First Horizon National Corporation (FHNC) as follows:

GRANT DATE:	, 2016	GOVERNING PLAN:	Equity Compensation Plan
NUMBER OF SUS GRANTED:		PERFORMANCE PERIOD:	Grant Date through [7 years after grant]
VESTING DATE OF SUS:	May 12, 2023 if performance goal is met	PAYMENT DATE OF SUS:	May 12, 2023 or shortly thereafter, if vesting occurs

This SU award is granted under Section 10 of the Governing Plan, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect during the performance and vesting periods. Also, this award is subject to the terms and restrictions of FHNC’s stock ownership guidelines and Compensation Recovery Policy (“Policy”) as in effect during the vesting period; amendments after the Grant Date may apply to this award.

SUs that have not been forfeited prior to the Vesting Date will have met the performance requirement of this award if the performance goal is achieved during the Performance Period, all as set forth in Exhibit A to this Notice. Performance for this award in Exhibit A is based on achievement of a specified level of total shareholder return during the Performance Period. SUs that do not perform by the Vesting Date automatically are forfeited on the Vesting Date.

This award also is subject to possible reduction or forfeiture in advance of vesting in accordance with the Governing Plan, the Procedures, and the Policy. As of the Grant Date, the Procedures provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the Vesting Date; but (b) if your termination of employment occurs because of your death, permanent disability, or approved retirement (normal or early), the SUs generally will be forfeited pro-rata in proportion to the part of the Performance Period during which you are not employed. In the case of retirement: retirement treatment must be approved by the Committee; the Committee may impose conditions to receiving such treatment; and the Committee may deviate from pro-rationing treatment. The Committee’s general requirements to approve retirement are described in the Procedures. The Committee or its delegate will document death or determine whether disability or retirement status has been achieved and apply pro-rationing. SUs may be suspended pending any such determinations and approvals. In any of those cases in (b), the non-forfeited SUs will vest or not vest based on achievement of the performance goal over the entire Performance Period.

Other forfeiture provisions apply to this award. Currently the Plan and Policy provide for forfeiture of SUs or recovery of SU proceeds if you engage in certain types of misconduct or if performance data is materially false or misleading and you are substantially responsible for its accuracy. In addition, this award is subject to forfeiture or recovery to the extent required by applicable capital conservation rules or other regulatory requirements. Also, this award will be forfeited, or if already vested you must pay in cash to FHNC the gross pre-tax value of this award measured at vesting, if during the restriction period applicable to this award: (1) you are terminated for Cause as defined in the Governing Plan; or (2) you, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire, or encourage any person who is then an employee or customer of FHNC or any and all of its subsidiaries or affiliates to leave the employment of, or to end, diminish, or move any of his, her, or its accounts or relationships with, FHNC or any and all of its subsidiaries or affiliates. The restriction period for this award begins on the Grant Date and ends on the second anniversary of the Vesting Date. By accepting this SU award, you acknowledge that FHNC may reduce or offset other amounts owed to you, including but not limited to wages, bonuses, or commissions owed, among other things, to satisfy any repayment obligation.

SUs are not shares of stock, have no voting rights, and are not transferable. Each SU that vests and is paid will result in one share of FHNC common stock being issued to you, subject to withholding for taxes, as provided below. Subject to provisions of the Governing Plan, the Committee may choose to pay all or a portion of vested SUs in cash, based on the Fair Market Value of FHNC common stock on the Vesting Date. SUs will accrue cash dividend equivalents to the extent cash dividends are paid on common shares prior to the Payment Date. From the Grant Date until the Payment Date, dividend equivalents accumulate (without interest) as if each SU were an outstanding share. To the extent that SUs are paid, the accumulated dividend equivalents associated with those SUs (accrued through the Payment Date) will be paid in cash as provided below. Dividend equivalents associated with forfeited SUs likewise are forfeited. Stock splits and stock dividends will result in a proportionate adjustment to the number of SUs as provided in the Plan and Procedures. If within two years after vesting FHNC discovers an error in any amount paid which, had it been known, would have resulted in a change in the amount paid of 5% or more: if the error favored FHNC, FHNC will pay you the difference in shares, subject to applicable taxes; or, if the error favored you, FHNC will reduce your shares and dividend equivalents by an amount equal to the pre-tax difference.

This award is not vested until the performance and service requirements both are fulfilled. Performance vesting will occur when the Committee makes a final determination that the performance goal of this award has been achieved during the Performance Period, as provided above and in Exhibit A. Service vesting – fulfillment of the requirement that you remain continuously employed with FHNC – will occur on the Vesting Date.

Vesting may be accelerated by the Committee as provided in the Governing Plan. If vesting has occurred or is accelerated, payment may be accelerated by the Committee.

Unlike your regular annual performance stock unit award for 2016, this award has no mandatory post-vesting deferral period other than a possible minor delay for administrative processing.

Certain Change in Control events (as defined in the Governing Plan) may result in the forfeiture of this award or substantive changes as provided in Exhibit A.

Vesting and payment each are taxable events for you. Your withholding and other taxes will depend upon FHNC’s stock value on the Vesting Date and the amount of dividends and equivalents paid to you. As of the Grant Date, the Committee’s Procedures provide that: at vesting you are required to pay FHNC withholding taxes that are due, and you agree that FHNC may withhold the appropriate amounts from salary and other cash compensation otherwise payable to you; and, at payment, FHNC will withhold shares and cash in the amount necessary to cover your required withholding taxes. However, the Procedures may be changed at any time. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of the SUs this year. If you make a Section 83(b) election, it will result in the forfeiture of your SUs. FHNC reserves the right to defer payment of SUs if that payment would result in a loss of tax deductibility.

Questions about your SU award?

Important information concerning the Governing Plan and this SU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Plan or prospectus at any time. If you have questions about your award or need a copy of the Governing Plan, the related prospectus, or the current Procedures, contact Fidelity Investment’s Executive Relationship Officer at             . For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at                                         .